Contact:
Sean McHugh
Vice President
Investor Relations and Communications
(970) 506-7490
sean.mchugh@swiftbrands.com

SWIFT & COMPANY BOARD OF DIRECTORS ENGAGES JPMORGAN TO ASSIST IN
REVIEW OF STRATEGIC AND FINANCIAL ALTERNATIVES
GREELEY, COLO., January 22, 2007 – The Board of Directors of Swift & Company today announced that it has engaged JPMorgan to assist it in a review of strategic and financial alternatives. The review was initiated as a result of a series of unsolicited inquiries over the past six months from a variety of strategic and financial third parties, as well as currently robust capital market conditions. The Swift Board of Directors includes representatives of HM Capital Partners LLC, Swift’s majority shareholder, and its investment partner, Booth Creek Management Corporation.
In the review process the Swift Board will consider the full range of possible alternatives, including, among others, a possible sale, merger, strategic partnerships, refinancing and/or public equity offering. The Board emphasized that no decision has been made to pursue any particular alternative and it is possible that no alternative will ultimately be pursued.
Edward Herring, a Director of Swift & Company and Partner of HM Capital, stated: “Swift is an excellent company with very significant value, growth and earnings potential. As such, we will not pursue any transaction that does not fully reflect and realize the value of Swift. HM Capital and Booth Creek believe that Swift President and CEO Sam Rovit and his management team have done a great job of leading the company through some challenging times and positioning it for long-term strength and success. We are confident that the team is fully focused on Swift’s operations and will continue to deliver strong performance during this process.”
The Board stated that neither it nor Swift management will have any further public comment on the review until the process is completed.
About Swift & Company
With more than $9 billion in annual sales, Swift & Company is the world’s second-largest processor of fresh beef and pork. Founded in 1855 and headquartered in Greeley, Colorado, Swift processes, prepares, packages, markets and delivers fresh, further-processed and value-added beef and pork products to customers in the United States and international markets. For more information, please visit www.swiftbrands.com.
Information Concerning Forward-Looking Statements
This press release contains certain statements, projections and forecasts regarding Swift & Company’s future business plans, financial results, products and performance that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of such words as “may,”

“will,” “should,” “expects,” “plans,” “anticipates” and “believes.” There are a number of risks and uncertainties that could cause the actual results to differ materially. Some of these risks and uncertainties include product liability claims and recalls, livestock disease, fluctuating raw material costs and selling prices, changes in consumer preferences, compliance with environmental regulations and labor relations, operating in a competitive environment, and other general economic conditions and other risks described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission and available on the SEC’s website. Statements in this press release are based on the information available to the Company as of the date of the release. The Company undertakes no obligation to update the information contained in the press release.
Swift & Company’s most recent Form 10-Q, filed with the Securities and Exchange Commission on January 4, 2007, is filed under the parent’s name of S&C Holdco 3, Inc., and may be seen at: http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001199114&owner=include
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